Exhibit 10.4

AMENDMENT #1 TO THE PROMISSORY NOTE

ISSUED ON DECEMBER 13, 2022

THIS AMENDMENT #1 to the Note (as defined below) (the “Amendment”) is entered into as of June 13, 2023 (the “Effective Date”), by and between ODYSSEY HEALTH, INC., a Nevada corporation (the “Company”), and MAST HILL FUND, L.P., a Delaware limited partnership (the “Holder”) (collectively the “Parties”).

BACKGROUND

A.     The Company and Holder are the parties to that certain promissory note originally issued by the Company to the Holder on December 13, 2022, in the original principal amount of $870,000.00 (as amended from time to time, the “Note”); and

B.     The Parties desire to amend the Note as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. The principal balance of the Note shall be increased by $50,000.00 as of the Effective Date.

2. The Company shall issue a common stock purchase warrant for the purchase of 1,000,000 shares of the Company’s common stock (the “Extension Warrant”) to the Holder on the Effective Date. The Extension Warrant shall be earned in full as of the Effective Date.

3. The Maturity Date (as defined in the Note) shall be extended to June 13, 2024.

4. Section 4.16 of the Note shall be replaced with the following:

4.16       Amortization Payments. In addition to all other payment obligations under this Note, Borrower shall also make the following amortization payments (each an “Amortization Payment”) in cash to the Holder towards the repayment of this Note, as provided in the following table:

Payment Date: September 13, 2023	Payment Amount: $100,000.00 plus accrued interest through September 13, 2023
December 13, 2023	$100,000.00 plus accrued interest through December 13, 2023
March 13, 2024	$200,000.00 plus accrued interest through March 13, 2024
June 13, 2024	All remaining amounts owed under the Note through June 13, 2024

5. Section 1.10 of the Note shall be replaced with the following:

1.10       Repayment from Proceeds.

(a)	If, at any time prior to the full repayment or full conversion of all amounts owed under this Note, the Company or any subsidiary of the Company receives cash proceeds from any source or series of related or unrelated sources, including but not limited to, from payments from customers, the issuance of equity (excluding the issuance of securities pursuant to an Equity Line of Credit (as defined in this Note)) or debt, the conversion of outstanding warrants of the Borrower, or the sale of assets, the Borrower shall, within one (1) business day of Borrower’s receipt of such proceeds, inform the Holder of or publicly disclose such receipt, following which the Holder shall have the right in its sole discretion to require the Borrower to immediately apply up to 50% of such proceeds to repay all or any portion of the outstanding Principal Amount and interest (including any Default Interest) then due under this Note.

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(b)	If, at any time prior to the full repayment or full conversion of all amounts owed under this Note, the Company or any subsidiary of the Company receives cash proceeds from the issuance of securities pursuant to an Equity Line of Credit, the Borrower shall, within one (1) business day of Borrower’s receipt of such proceeds, inform the Holder of or publicly disclose such receipt, following which the Holder shall have the right in its sole discretion to require the Borrower to immediately apply the following percentage of proceeds as applicable to repay all or any portion of the outstanding Principal Amount and interest (including any Default Interest) then due under this Note:

a.	if the cash proceeds in the respective calendar month are $50,000 or less, then 0% of such proceeds;
b.	if the cash proceeds in the respective calendar month are greater than $50,000 but not more than $100,000, then 20% of such proceeds;
c.	if the cash proceeds in the respective calendar month are greater than $100,000 but not more than $200,000, then 30% of such proceeds; and
d.	if the cash proceeds in the respective calendar month are greater than $200,000, then 40% of such proceeds.

(c)	Failure of the Borrower to comply with this Section 1.10 shall constitute an Event of Default. “Equity Line of Credit” shall mean any transaction involving a written agreement between the Company and an investor or underwriter whereby the Company has the right to “put” its Common Stock to the investor or underwriter over an agreed period of time and at an agreed price or price formula (such Common Stock must be registered pursuant to a registration statement of the Company for the investor’s or underwriter’s resale).

6. Section 4.6 of the Note shall apply to this Amendment.

7. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Note. Except as specifically modified hereby, all of the provisions of the Note, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

8. This Amendment may be executed in two or more counterparts, each of which when so executed and delivered to the other party shall be deemed an original. The executed page(s) from each original may be joined together and attached to one such original and shall thereupon constitute one and the same instrument. Such counterparts may be delivered by facsimile or other electronic transmission, which shall not impair the validity thereof.

[Signature page to follow]

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IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

ODYSSEY HEALTH, INC.	MAST HILL FUND, L.P.

By: /s/ Joseph Redmond	By: /s/Patrick Hassani
Name: Joseph Redmond	Name: Patrick Hassani
Title: Chief Executive Officer	Title: Chief Investment Officer

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